Exhibit 99.1

PRESS RELEASE

Seaboard Foods Names President and CEO

March 23, 2018

Merriam, Kansas

Seaboard Corporation (NYSE American: SEB) announced today that Darwin “Duke” Sand has been named the next President and Chief Executive Officer of Seaboard Foods LLC. Sand, with more than 30 years of pork industry experience, is a 22‑year veteran of Seaboard Foods and has been instrumental in leading the company from a start‑up operation in the mid‑1990s to a leading connected food system company, producing and selling premium pork products throughout the United States and internationally. Sand assumes his new role immediately.

Steven J. Bresky, President and Chief Executive Officer of Seaboard Corporation, stated: “As a pork industry veteran with vast experience and knowledge, Duke’s leadership will advance our uniquely connected food system to help achieve our vision to create the most sought‑after pork in the industry. I’m confident that with Duke’s energy, expertise and dedication, he will continue to lead us on a path that showcases our commitment to produce wholesome and delicious pork products to customers around the world.”

Sand joined Seaboard Foods in 1996 and was instrumental in building Seaboard Foods’ reputation as a leading U.S. pork exporter. Prior to becoming Seaboard Foods’ Senior Vice President of Sales with responsibilities for all sales and marketing in 2011, he was in charge of the Seaboard Foods’ pork export business as Vice President of International Sales. Sand started his career at IBP, Inc. in 1987 and held a variety of sales leadership roles until 1996. The Altoona, Iowa native received his Bachelor’s Degree in Business Administration from Iowa State University.

Sand will succeed Terry J. Holton, who recently announced his retirement.

Holton stated: “I’ve had the honor to work with Duke for the past 20‑plus years and have admired his commitment and passion to Seaboard Foods, and providing our customers with quality pork products and exceptional customer service. Under his leadership, I expect for Seaboard Foods and the connected food system to continue making its positive mark in the food industry.”

Sand stated: “I’m honored to assume this new leadership role with Seaboard Foods. With Terry as my mentor, I’ve learned the business and have a great example of leadership to follow. I commit to Seaboard Foods’ employees, strategic partners and customers to remain focused on our commitment to pursuing pork perfection that will bring value to our connected food system and our customers throughout the world.”

About Seaboard Corporation:

Seaboard Corporation is a diversified international agribusiness and transportation company, primarily engaged in domestic pork production and processing and cargo shipping.  Overseas, Seaboard is primarily engaged in commodity merchandising, flour and feed milling, produce farming, sugar production and electric power generation.

About Seaboard Foods:

Seaboard Foods LLC, with headquarters in Merriam, Kansas, is a wholly‑owned subsidiary of Seaboard Corporation and a leading food company connecting every step between farms and family tables around the world. Seaboard Foods employs more than 5,000 people working at farm operations in five states and a pork processing plant in Guymon, Oklahoma. Seaboard Foods also owns High Plains Bioenergy, which has biodiesel and compressed natural gas (CNG) operations. As part of a uniquely connected food system, Seaboard Foods and its strategic partner, Triumph Foods, jointly own Seaboard Triumph Foods, with a pork processing plant in Sioux City, Iowa, and Daily's® Premium Meats, which produces and markets raw and precooked bacon, ham and sausage, with plants in Salt Lake City; Missoula, Montana and St. Joseph., Missouri. Seaboard Foods markets and sells fresh pork products produced by the Guymon, Oklahoma, St. Joseph, Missouri, and Sioux City, Iowa fresh pork processing plants under the Prairie Fresh® and Seaboard Farms® brands.